Exhibit 10.9

February 15, 2011

Michael J. Dunn

1829 El Camino Del Teatro

La Jolla, California 92037

Dear Mike:

Biocept, Inc. (the “Company”) is pleased to offer you the position of Senior Vice President of Corporate Development on the following terms.

In this position you will have responsibility for identification, development, negotiations and closing new business opportunities that support the goals and objectives of Biocept. You will work closely with marketing and finance as well as the technical and scientific management in the Company to achieve these objectives. You will support the Executive Chairman and/or the Chief Executive Officer in pursuing the corporate development objectives of the Company, financing of the Company and representing the Company to external customers. You will represent the Company at investor, scientific, and clinical conferences. You will work with the Executive Chairman and or CEO in developing a long term strategic plan for the Company that is Board approved. You will also have overall responsibility for the Company’s intellectual property portfolio.

Your compensation will be $9,615.39 bi-weekly (annualized $250,000) less payroll deductions and all required withholdings. In addition, your compensation will be increased by $25,000 upon finalization of one or more corporate collaborations or other investments which provide at least $15 million in financing to the Company. You will be eligible to participate in a Company management incentive program if and when approved by the Board of Directors. As an exempt salaried employee, you will be expected to work those hours required to assure success in accomplishing the responsibilities of your position.

We understand that you have existing consulting obligations and commitments to other organizations which can continue to the extent they are not directly competitive with the Company’s activities, do not interfere with your obligations to Biocept and are undertaken with the approval of the Executive Chairman and or CEO.

Should Biocept have a Change in Control (COC), the Executive Chair and/or the Chief Executive Officer will be responsible for negotiating the terms of the COC with respect to your position and those of other employees.

You will be paid bi-weekly and you will be eligible for the following standard Company benefits: medical insurance, vacation/personal time off, and holidays. Details about these benefits are provided in the Employee Handbook and Summary Plan Description, available for your review at www.biocept.benergy.com, user ID: Biocept and Password: Benefits. The Company may change compensation and benefits from time to time in its discretion.

Michael J. Dunn

February 15, 2011

Offer Letter

Page Two

Subject to approval by the Company’s Board of Directors (the “Board”) , and pursuant to the Company’s Amended and Restated 1997 Equity Incentive Plan (the “Plan”), the Company shall grant you an option to purchase 250,000 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The Option will be subject to the terms and conditions of the Plan and your grant agreement. Your grant agreement will include a four year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, until either the Option is fully vested or your employment ends, whichever occurs first. In addition, you will have the opportunity to earn options for another 50,000 shares with a one year vesting schedule, with 1/12 of the shares vesting monthly, upon finalization of one or more corporate collaborations which provides at least $5 million in financing to the Company.

As a Company employee, you will be expected to abide by Company policies and procedures and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook. As a further condition of employment, you must read, sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employee or other person to whom you have an obligation of confidentiality. Rather you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform you job duties within these guidelines.

While we are hopeful that your employment relationship with the Company will be beneficial to you and to the Company, we recognize that you may decide to pursue other employment opportunities or the Company may decide to terminate the relationship. As such, your employment relationship with the Company is “at-will”. This means that either you or the Company may terminate the employment relationship at any time with or without notice or cause. The Company also has the right to change at-will compensation, benefits, duties, assignments or responsibilities of your job. While certain paragraphs of the is offer letter describe events that could occur at any particular time in the future, nothing in this offer letter may be construed as guaranteeing employment of any specified duration. If any representations have been made contrary to this at-will relationship, such representations are superseded by this offer. This at-will relationship only may be altered by a written document signed by the Executive Chair or Chief Executive Officer.

Michael J. Dunn

February 15, 2011

Offer Letter

Page Three

If you accept this offer, you will begin to work contingent upon (a) your executing the enclosed Proprietary Information and Inventions Agreement and (b) your providing us with proof of your identity and authorization to work in the United States within three days of hire, pursuant to the Immigration and Naturalization Act.

We are pleased to make this offer and look forward to your joining the Company. If you accept this offer, please sign and return this letter along with the executed Proprietary Information and Inventions Agreement no later than February 18. I have enclosed a copy of the letter for your records. If you accept our offer, we would like you to start Monday, February 28, 2011.

We look forward to your favorable reply and I look forward to working with you and the rest of the management team to make Biocept a very successful Company.

Sincerely,

/s/ David F. Hale
David F. Hale, Executive Chair

I accept employment with Biocept, Inc. as outlined in this letter. My signature below certifies that I understand and agree that my employment relationship with the Company is at-will. I understand that my agreement with the Company on my at-will status is the final and the entire agreement between the Company and me concerning the matter in which my employment with the Company may be terminated and other conditions of my employment changed.

/s/ Michael J. Dunn	2/15/11
Michael J. Dunn	Date

Attachment: Proprietary Information and Inventions Agreement